Exhibit 99.1

GOLUB CAPITAL BDC, INC. ANNOUNCES $234.7 MILLION IN NEW MIDDLE-MARKET ORIGINATIONS FOR ITS FISCAL YEAR 2021 SECOND QUARTER

NEW YORK, NY, April 8, 2021 - Golub Capital BDC, Inc. (“GBDC”) (Nasdaq: GBDC, www.golubcapitalbdc.com), a business development company, today announced that it originated $234.7 million in new middle-market investment commitments during the three months ended March 31, 2021. Approximately 75% of the new middle-market investment commitments were one stop loans, 24% were senior secured loans and 1% were equity securities. Of the new middle-market investment commitments, $175.0 million funded at close.

Total investments at fair value are estimated to have decreased by approximately 2.5%, or $114.6 million, during the three months ended March 31, 2021 after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gains (losses).

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“GBDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GBDC invests primarily in one-stop and other senior secured loans of U.S. middle market companies that are often sponsored by private equity investors. GBDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital is a market-leading, award-winning direct lender and credit asset manager, with over $35 billion of capital under management. Golub Capital specializes in delivering reliable, creative and compelling financing solutions to middle market companies backed by private equity sponsors. The firm’s credit expertise also forms the foundation of its Late Stage Lending business and its Broadly Syndicated Loan investment program. Across its activities, Golub Capital nurtures long-term, win-win partnerships that inspire repeat business from its private equity sponsor clients and investors. Founded over 25 years ago, Golub Capital today has over 500 employees and lending offices in Chicago, New York, San Francisco and London. For more information, please visit golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune
312-284-0111
rteune@golubcapital.com